EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Third Quarter Fiscal 2013 Results;
Continues European Restructuring; Affirms Guidance

RACINE, WI, February 1, 2013 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the third quarter ended December 31, 2012.  Highlights include:

•	Sales of $326.1 million;
•	GAAP basis loss per share of $0.19;
•	Impairment and restructuring charges of $9.7 million; and
•	Earnings per share excluding impairment and restructuring charges of $0.02.

“Most of our end markets remain below prior year levels,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Although our revenues are down, we aggressively managed our costs resulting in positive free cash flow during the quarter. We are on track with our critically important restructuring program in Europe, and expect to see benefits from this program in the new fiscal year.”

Third Quarter Financial Results

Net sales in the third quarter of fiscal 2013 decreased $47.2 million, or 12.6 percent, from the third quarter of fiscal 2012.  On a constant currency basis, net sales decreased 10.2 percent from the prior year.  Sales in Europe continue to be impacted by the planned wind down of the non-strategic automotive module business, while sales in all regions were affected by weak end market demand.  Gross profit decreased $11.9 million or 19.8 percent, resulting in a gross margin of 14.8 percent, down 130 basis points from the prior year.  The margin decrease was largely due to lower sales volume.  Selling, general and administrative (SG&A) expense increased $1.6 million, or 3.9 percent, primarily due to the impact of the reversal of a trade compliance-related reserve in the prior year.   The company recorded $8.3 million of impairment charges and $1.4 million of restructuring expenses primarily related to the ongoing restructuring in Europe.  Operating income decreased $21.0 million to a loss of $3.8 million as a result of lower gross profit and the $9.7 million of impairment and restructuring charges.  The net loss attributable to Modine of $8.7 million compares to net earnings attributable to Modine of $9.0 million for the same period last year, and represents a loss per share of $0.19 on a GAAP basis. Earnings per share excluding impairment and restructuring charges was $0.02, compared to $0.24 in the third quarter of last year.

Net debt was $131.8 million at December 31, 2012, a decrease of $1.1 million from the end of fiscal 2012. Cash on hand at the end of the quarter was $32.9 million.

Third Quarter Segment Results

North America segment sales decreased 7.9 percent to $128.2 million compared to $139.2 million one year ago.  The decrease was driven primarily by lower sales to off-highway customers as orders slowed during the quarter.  Operating income decreased $2.4 million, or 22.6 percent, to $8.2 million compared to the prior year due to lower gross profit on the lower sales and higher SG&A expense.   SG&A was lower in the prior year due to the reversal of a $2.3 million trade compliance-related liability.

Europe segment sales decreased 17.3 percent to $115.7 million compared to $139.9 million in the prior year.  On a constant currency basis, sales decreased 13.8 percent from the prior year primarily due to the planned wind down of the automotive module business and lower sales to commercial vehicle and off-highway customers.  Market demand in Europe continued to be impacted by weak economic conditions, affecting both mature programs and launch volumes.  The segment operating loss was $5.7 million during the quarter compared to $6.8 million of operating income in the prior year.  The decrease was primarily due to $9.7 million of restructuring and impairment charges, including $8.3 million of non-cash asset impairment charges and $1.4 million of restructuring costs.

South America segment sales decreased 24.9 percent to $31.7 million compared to $42.2 million one year ago.  On a constant currency basis, sales decreased 14.0 percent from the prior year.  The decrease in sales was due to the continued weakness in the commercial vehicle market following the pre-buy ahead of the January 1, 2012 change in emissions standards in Brazil.  Operating income of $2.6 million was lower than the prior year by $1.4 million due to lower gross profit on lower sales volume.

Asia segment sales decreased 36.8 percent to $13.2 million compared to $20.9 million one year ago due to lower sales to off-highway customers as production schedules have been reduced in response to low demand and high field inventory levels caused by weak economic conditions.  The operating loss in the region increased by $1.0 million to $2.5 million compared to a loss of $1.5 million in the prior year, as a result of lower gross profit on the lower sales volume.

Commercial Products segment sales increased 5.1 percent to $41.3 million compared to $39.3 million one year ago due to an increase in chiller sales in the UK, partially offset by a decrease in heating and cooling product sales in North America.  Gross margin was down on a year-over-year basis due to unfavorable product mix changes.  Operating income decreased $1.1 million from the prior year to $4.7 million due primarily to changes in sales mix and higher SG&A expense from the integration of the Geofinity business and other spending to support future growth.

Outlook

“Our primary markets remained weak during the quarter, resulting in lower volumes than we had originally expected,” Burke commented. “While we believe that the commercial vehicle market is stabilizing in most regions, end market demand and high inventory levels may keep production levels relatively low during the next several quarters.  We are confirming our guidance for fiscal 2013, with a narrowed band for earnings per share.”

The company has the following expectations for fiscal 2013, excluding impairment and restructuring charges:

•	Year-over-year sales down 10 to 12 percent, including approximately $80 million of planned program reductions;
•	Operating income margin in the range of 2.75 to 3.25 percent; and
•	Earnings per diluted share of $0.40 to $0.45.

“We are encouraged by industry projections for market recoveries later in calendar 2013,” Burke commented.  “With this in mind, we remain focused on cost control, including our restructuring program in Europe, while also identifying opportunities for profitable growth.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, February 1, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2013 third quarter results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 800.901.5241 (international dial-in 617.786.2963); access code 98660400.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the Investor Relations section of the Modine website at www.modine.com after February 1, 2013.  A call-in replay will be available through midnight on February 8, 2013, at 888.286.8010, (international replay 617.801.6888); access code 88114390.  The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on its website, after February 6, 2013.

About Modine

Modine, with fiscal 2012 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  The company employs approximately 6,600 people at 30 facilities in 16 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2012 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the overall health of Modine’s customers, particularly in light of continued weak economic conditions; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the continuing slow recovery of certain markets in China and Brazil and the economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers and/or successfully hedge associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; the possibility that other or more significant issues may be identified in the ongoing assessment of errors in applying value added tax in the Europe segment; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Operating income excluding impairment and restructuring charges, earnings per share excluding impairment and restructuring charges, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to judge liquidity and the company’s overall performance.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.

Definition – Operating income and earnings per share excluding impairment and restructuring charges

Operating income (loss) or earnings per share plus impairment charges and restructuring and repositioning expenses within the Europe segment.  These are measures of overall performance not including non-cash impairment charges and costs associated with our restructuring program in Europe.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. Dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition - Net debt

The sum of debt due within one year and long-term debt, less cash on hand.  This is an indicator of the company's debt position after considering on hand cash balances.

Definition - Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011*	2012	2011*
Net sales	$326.1	$373.3	$1,016.4	$1,188.4
Cost of sales	277.9	313.2	863.9	996.1
Gross profit	48.2	60.1	152.5	192.3
Selling, general & administrative expenses	42.3	40.7	126.8	140.4
Impairment charges	8.3	2.2	25.1	2.2
Restructuring and repositioning expenses	1.4	-	7.3	-
Operating (loss) income	(3.8)	17.2	(6.7)	49.7
Interest expense	(2.8)	(2.9)	(9.2)	(9.2)
Other expense - net	(0.3)	(1.6)	-	(7.6)
(Loss) earnings from continuing operations before income taxes	(6.9)	12.7	(15.9)	32.9
Provision for income taxes	(1.5)	(3.9)	(5.3)	(10.6)
(Loss) earnings from continuing operations	(8.4)	8.8	(21.2)	22.3
Earnings from discontinued operations (net of income taxes)	-	0.3	-	0.7
Net (loss) earnings	(8.4)	9.1	(21.2)	23.0
Less: Net earnings attributable to noncontrolling interest	(0.3)	(0.1)	(0.9)	(0.1)
Net (loss) earnings attributable to Modine	$(8.7)	$9.0	$(22.1)	$22.9

(Loss) earnings per share from continuing operations attributable to Modine shareholders:
Basic	$(0.19)	$0.18	$(0.47)	$0.47
Diluted	$(0.19)	$0.18	$(0.47)	$0.47

Net (loss) earnings per share attributable to Modine shareholders:
Basic	$(0.19)	$0.19	$(0.47)	$0.49
Diluted	$(0.19)	$0.19	$(0.47)	$0.49

Weighted average shares outstanding:
Basic	46.7	46.5	46.6	46.5
Diluted	46.7	46.8	46.6	46.9

Condensed consolidated balance sheets (unaudited)
	(In millions)
	December 31, 2012	March 31, 2012
Assets
Cash and cash equivalents	$32.9	$31.4
Trade receivables	161.8	216.1
Inventories	121.4	120.8
Other current assets	59.3	59.2
Total current assets	375.4	427.5
Property, plant and equipment - net	359.4	412.1
Other noncurrent assets	64.8	53.9
Total assets	$799.6	$893.5

Liabilities and shareholders' equity
Debt due within one year	$27.1	$22.4
Accounts payable	123.7	156.9
Other current liabilities	90.7	118.3
Total current liabilities	241.5	297.6
Long-term debt	137.6	141.9
Other noncurrent liabilities	117.7	127.9
Total liabilities	496.8	567.4
Total equity	302.8	326.1
Total liabilities & equity	$799.6	$893.5

*	Prior period results have been revised to reflect the correction of errors identified in fiscal 2012 (quarter ended March 31, 2012).

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
	(In millions)
Nine months ended December 31,	2012	2011*

Cash flows from operating activities:
Net (loss) earnings	$(21.2)	$23.0
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	41.8	43.4
Impairment charges	25.1	2.2
Other - net	9.2	15.0
Net changes in operating assets and liabilities	(13.5)	(65.3)
Net cash provided by operating activities	41.4	18.3

Cash flows from investing activities:
Expenditures for property, plant and equipment	(33.6)	(45.3)
Acquisition, net of cash received	(4.9)	-
Other - net	(1.3)	0.2
Net cash used for investing activities	(39.8)	(45.1)

Cash flows from financing activities:
Net increase in debt	0.3	20.4
Other - net	(0.2)	0.9
Net cash provided by financing activities	0.1	21.3

Effect of exchange rate changes on cash	(0.2)	(1.3)

Net increase (decrease) in cash and cash equivalents	1.5	(6.8)

Cash and cash equivalents at beginning of the period	31.4	32.9

Cash and cash equivalents at end of the period	$32.9	$26.1

Segment operating results (unaudited)
				(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011*	2012	2011*
Net sales:
North America	$128.2	$139.2	$425.2	$444.7
Europe	115.7	139.9	359.9	458.7
South America	31.7	42.2	97.1	138.2
Asia	13.2	20.9	42.8	62.1
Commercial Products	41.3	39.3	105.3	108.5
Segment net sales	330.1	381.5	1,030.3	1,212.2
Corporate and eliminations	(4.0)	(8.2)	(13.9)	(23.8)
Net sales	$326.1	$373.3	$1,016.4	$1,188.4

Operating income (loss):
North America (a)	$8.2	$10.6	$28.9	$32.4
Europe (b)	(5.7)	6.8	(15.8)	26.8
South America	2.6	4.0	7.6	9.8
Asia	(2.5)	(1.5)	(7.1)	(1.4)
Commercial Products	4.7	5.8	8.3	12.1
Segment operating income	7.3	25.7	21.9	79.7
Corporate and eliminations	(11.1)	(8.5)	(28.6)	(30.0)
Operating (loss) income	$(3.8)	$17.2	$(6.7)	$49.7

(a)	The year-to-date fiscal 2013 operating income includes $1.0 million of impairment charges.

(b)	The third quarter fiscal 2013 operating loss includes $9.7 million of impairment, restructuring and repositioning charges.
The year-to-date fiscal 2013 operating loss includes $31.4 million of impairment, restructuring and repositioning charges.

*	Prior period results have been revised to reflect the correction of errors identified in fiscal 2012 (quarter ended March 31, 2012).

Modine Manufacturing Company
Operating income and earnings per share excluding impairment and restructuring charges (unaudited)
	(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011	2012	2011
Operating (loss) income	$(3.8)	$17.2	$(6.7)	$49.7
Impairment charges - Europe	8.3	2.2	24.1	2.2
Impairment charges - North America	-	-	1.0	-
Restructuring and repositioning expenses - Europe (a)	1.4	-	7.3	-
Operating income excluding impairment and restructuring charges	$5.9	$19.4	$25.7	$51.9

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.19)	$0.19	$(0.47)	$0.49
Impairment charges - Europe	0.18	0.05	0.52	0.05
Impairment charges - North America	-	-	0.02	-
Restructuring and repositioning expenses - Europe (a)	0.03	-	0.15	-
Earnings per share excluding impairment and restructuring charges	$0.02	$0.24	$0.22	$0.54

(a)	Restructuring and repositioning expenses primarily relate to salaried headcount reductions at our regional headquarters in Germany.

There is no income tax impact as a result of the impairment, restructuring and repositioning charges because of income tax valuation allowances in the U.S.  and Germany.

Net debt (unaudited)
(In millions)

	December 31, 2012	March 31, 2012
Debt due within one year	$27.1	$22.4
Long-term debt	137.6	141.9
Total debt	164.7	164.3

Less: cash and cash equivalents	32.9	31.4
Net debt	$131.8	$132.9

Free cash flow (unaudited)
	(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$14.6	$15.1	$41.4	$18.3
Expenditures for property, plant and equipment	(12.9)	(12.8)	(33.6)	(45.3)
Free cash flow	$1.7	$2.3	$7.8	$(27.0)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com